Exhibit 99.1

Response Biomedical Corp. Receives Shareholder Approval of Going-Private Transaction

VANCOUVER, B.C., September 16, 2016 - Response Biomedical Corp. (“Response” or the “Company”) (TSX: RBM, OTC: RPBIF) is pleased to announce that the previously announced acquisition of all the issued and outstanding common shares of Response (“Response Shares”) by 1077801 B.C. Ltd., a company beneficially owned by OrbiMed Asia Partners, L.P., OrbiMed Private Investments III, LP, OrbiMed Associates III, LP, OrbiMed Advisors LLC, OrbiMed Advisors Limited, Samuel D. Isaly, and Shanghai Runda Medical Technology Co., Ltd. by way of a plan of arrangement (the “Arrangement”) has been approved by the holders of Response Shares. At the special meeting of Response shareholders held on September 16, 2016 (the “Meeting”), a special resolution approving the Arrangement was approved by 99.98% of the votes cast at the Meeting in person or by proxy by holders of Response Shares and approved by 99.88% of the votes cast at the Meeting in person or by proxy by holders of Response Shares, excluding the votes cast in respect of Response Shares held by interested parties required to be excluded pursuant to applicable securities law. Further, at the Meeting, a non-binding, advisory vote held regarding the compensation of the named executive officers, that will or may be payable in connection with the Arrangement, was approved by 99.69% of the votes cast at the Meeting in person or by proxy by holders of Response Shares.

On closing of the Arrangement, Response shareholders will receive, subject to the terms and conditions of the Arrangement, $1.12 per Response Share (except in the case of certain shareholders who have agreed to roll over their Response Shares and will instead receive shares of 1077801 B.C. Ltd.).

The Arrangement is subject to final approval by the Toronto Stock Exchange (the “TSX”) and the Supreme Court of British Columbia (the “Court”). The Court hearing for the final order to approve the Arrangement is scheduled to take place on September 19, 2016. The completion of the Arrangement is subject to the receipt of approvals in the People’s Republic of China from the National Development and Reform Commission, the Ministry of Commerce and the State Administration of Foreign Exchange (the “Chinese Government”) and is expected to occur in the fourth quarter of this year.

Additional information regarding the terms of the Arrangement are set out in Response’s management information circular dated August 11, 2016, which is available under Response’s profile at www.sedar.com.

About Response Biomedical Corp.

Response develops, manufactures and markets rapid on-site diagnostic tests for use with its RAMP® platform for clinical, biodefense and environmental applications. RAMP® represents a unique paradigm in diagnostics that provides reliable, quality results in minutes. The RAMP® platform consists of a reader and single-use disposable test cartridges and has the potential to be adapted to any other medical and non-medical immunoassay based test currently performed in laboratories. Response clinical tests are commercially available for the aid in early detection of heart attack, congestive heart failure, thromboembolism, sepsis, influenza A and B and RSV. In the non-clinical market, RAMP® tests are currently available for the environmental detection of West Nile Virus and Dengue Fever antigen and for Biodefense applications including the rapid on-site detection of anthrax, smallpox, ricin and botulinum toxin. Response is a publicly traded company listed on the TSX under the trading symbol "RBM" and quoted on the OTC under the symbol "RPBIF". For further information, please visit the Company's website at www.responsebio.com.

Forward-Looking Statements

This press release may contain forward-looking statements, for example statements regarding the approval of the Arrangement by the TSX, the Court and the Chinese Government, and the completion of the Arrangement. These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company. These statements are only predictions based on the Company’s current expectations and projections about future events. Although the Company believes the expectations reflected in such forward-looking statements, and the assumptions upon which such forward-looking statements are made, are reasonable, there can be no assurance that such expectations will prove to be correct and if such expectations are not met, the Company’s business may suffer.

Readers should not place undue reliance on these statements. Actual events or results may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, events or developments to be materially different from any future results, events or developments expressed or implied by such forward-looking statements. Among those factors which could cause the Company’s actual results to differ materially from any forward-looking statements are the following: uncertainties as to the timing of the Arrangement and satisfaction of the conditions thereto, market conditions and other risk factors listed from time to time detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and other filings with the Securities and Exchange Commission and Canadian securities regulatory authorities.

The forward-looking statements included in this press release are made as of the date of this press release and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by applicable securities legislation.

For further information, please contact:

Response Biomedical Corp.:
W.J. (Bill) Adams, 604 456 6010
Chief Financial Officer

ir@responsebio.com